Exhibit (h)(5)

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED CO-ADMINISTRATION AGREEMENT BY AND AMONG

THE COMMERCE FUNDS, GOLDMAN SACHS ASSET MANAGEMENT AND COMMERCE

INVESTMENT ADVISORS, INC.

This Amendment is made as of August 15, 2023 by and among The Commerce Funds (the “Trust”), Goldman Sachs Asset Management (“GSAM”), a division of Goldman, Sachs & Co., and Commerce Investment Advisors, Inc. (“CIA” and, together with GSAM, the “Co-Administrators,” and each a “Co-Administrator”).

WHEREAS, the Trust, CIA and GSAM are parties to the Amended and Restated Co-Administration Agreement (the “Co-Administration Agreement”) dated as of February 20, 2020 pursuant to which CIA and GSAM provide certain administration services with respect to the investment portfolios named on Schedule A thereto;

WHEREAS, the Trust has notified the Co-Administrators that it has established the MidCap Value Fund and it desires to retain the Co-Administrators to provide the administration services set forth in the Co-Administration Agreement and the Schedules thereto, as amended, for the MidCap Value Fund and the Co-Administrators have notified the Trust that they are willing to provide such services for the MidCap Value Fund;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Appointment. The Trust hereby appoints the Co-Administrators to act as co-administrators to the Trust for the MidCap Value Fund, for the period and on the terms set forth in the Co-Administration Agreement and the Schedules thereto, as amended. The Co-Administrators hereby accept such appointment and agree to render the services set forth in the Co-Administration Agreement and the Schedules thereto, as amended, for the compensation provided in the Co-Administration Agreement and the Schedules thereto, as amended.

2. Capitalized Terms. From and after the date hereof, the term “Fund” as used in the Co-Administration Agreement and Schedules thereto, as amended, shall be deemed to include the MidCap Value Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Co-Administration Agreement and Schedules thereto, as amended.

3.  Miscellaneous. Except to the extent supplemented hereby, the Co-Administration Agreement and the Schedules thereto, as amended, shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects as supplemented hereby.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed by their officers designated below as of August 15, 2023.

THE COMMERCE FUNDS

By:	/s/ William R. Schuetter
	Name:	William R. Schuetter
	Title:	President

GOLDMAN SACHS ASSET MANAGEMENT, a division of Goldman, Sachs & Co.

By:	/s/ Frank Murphy
	Name:	Frank Murphy
	Title:	Managing Director

COMMERCE INVESTMENT ADVISORS, INC.

By:	/s/ Laura Spidle
	Name:	Laura Spidle
	Title:	VP, Chief Compliance Officer